5551 Corporate Boulevard
Baton Rouge, LA 70808
Lamar Advertising Company Announces
Proposed Private Offering of Senior Subordinated Notes
Baton Rouge, LA – Monday, August 9, 2005 — Lamar Advertising Company (Nasdaq: LAMR) announced today that it is seeking to issue approximately $400 million of senior subordinated notes due 2015 of Lamar Media Corp., its wholly owned subsidiary, in an institutional private placement. Lamar Media intends to use the net proceeds of this offering to repay a portion of its bank credit facility. Subject to market conditions, the closing of the offering is expected to be in mid-August.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes.
The notes subject to the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance on Regulation S. Unless so registered, the notes may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from registration requirements of the Securities Act and applicable state securities laws.
Forward Looking Statements
This press release contains forward-looking statements regarding Lamar Media’s ability to complete this private placement and its application of net proceeds. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those results indicated in the forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally and for the securities of advertising companies and for Lamar Media in particular.
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